Exhibit 99.1

XM Satellite Radio Holdings Inc. Announces Third Quarter 2007 Results

Largest Quarter for New OEM Additions Fuels Year-Over-Year Third Quarter Gains in Gross and Net Subscribers; Third Quarter Ending Subscribers Exceed 8.5 Million; Year-Over-Year Revenue Increases 20 Percent

WASHINGTON, DC — October 25, 2007 — XM Satellite Radio Holdings Inc. (NASDAQ: XMSR) today announced earnings for the three-month period ended September 30, 2007. Revenue for the 2007 third quarter increased approximately 20 percent year over year to $287 million compared to $240 million in the 2006 third quarter.

XM ended the 2007 third quarter with approximately 8.57 million subscribers compared to approximately 7.19 million subscribers in the prior year period.

“During the third quarter, XM achieved year-over-year gains in both gross and net subscriber additions, despite weakness at retail, driven primarily by a record number of new automotive subscribers,” said Nate Davis, president and chief executive officer, XM Satellite Radio. “We’re already seeing the early results of the ramp in production of XM-equipped vehicles, which will provide XM with sustained subscriber growth for 2008 and beyond.”

“We remain optimistic that our deal to merge with Sirius will close by the end of this year. In the meantime, we continue to work with the Federal Communications Commission and the Department of Justice to further demonstrate that this merger is in the public interest and should be approved.”

For the third quarter of 2007, adjusted operating loss (formerly adjusted EBITDA) was $47 million compared to a loss of $2 million in the same period of 2006. The 2007 third quarter adjusted operating loss includes $9 million in expenses related to the company’s pending merger with Sirius Satellite Radio. XM’s 2007 third quarter net loss was $145 million compared to the 2006 third quarter net loss of $84 million. For a reconciliation of XM’s net loss to adjusted operating loss, see the attached financial schedules.

In the 2007 third quarter, XM recorded gross subscriber additions of 952 thousand and net subscriber additions of 315 thousand compared to 868 thousand gross additions and 286 thousand net subscriber additions in the 2006 third quarter.

In the 2007 third quarter, XM’s subscriber acquisition costs (SAC), a component of cost per gross addition (CPGA), were $70, including approximately $10 related to increased factory installations by new automotive partners. This compared to $59 in the third quarter of 2006. CPGA in the 2007 third quarter was $116 compared to $94 in the third quarter of 2006.

As of September 30, 2007, the company had $231 million in cash compared to $275 million at the end of June 30, 2007. As of September 30, 2007, the company also had $400 million in credit facilities, resulting in total available liquidity of $631 million.

Automotive and Retail

The company recently achieved the following in its automotive and retail channels:

•	With automotive partnerships representing more than 60 percent of the U.S. automotive market, XM had its largest quarter ever in automotive gross additions with 700 thousand;

•	The total number of vehicles produced with factory-installed XM reached approximately 9 million;

•

General Motors launched the 2008 model year with XM included as standard equipment for the first time in all Saab, HUMMER and Buick models and expects to manufacture more than 2.5 million XM-equipped vehicles in model year 2008;

•	XM announced the first Ferrari model equipped with XM. The new Ferrari 612 Scaglietti will feature standard, factory-equipped XM Radio and XM NavTraffic with three years of service;

•

XM recently announced an innovative multi-platform marketing campaign for the 2008 Cadillac Escalade that integrates Bob Dylan’s critically acclaimed XM Radio show “Theme Time Radio Hour” through TV, online and print; and

•

At retail, XM recently launched the XpressRC, the first satellite radio to offer a color split screen display, 60-minute replay and song storage. The XpressRC (MSRP $169.99), which was recently named WIRED magazine’s “Editor’s Pick,” joins the XpressR (MSRP $129.99), the mid-tier Xpress (MSRP $89.99) and the entry-level XpressEZ (MSRP $69.99) to create a full suite of Xpress plug-and-play XM radios for the fourth quarter holiday selling season.

Programming

During the 2007 third quarter, the company made the following announcements:

•

XM launched “P.O.T.U.S. ‘08,” the nation’s first radio channel dedicated to a presidential election with 24-hour coverage of the 2008 campaign. As a public service, XM provides the channel for free on all XM radios;

•	XM began its first college football season as the official satellite radio network for all six power conferences: ACC, Big East, Big Ten, Big 12, Pac-10, and SEC;

•	XM launched its first season as the exclusive satellite radio network of the National Hockey League (NHL) in the U.S. and Canada featuring the full schedule of NHL regular season and playoff games;

•

XM launched “Unmasked” — the new, original comedy series featuring one-on-one interviews with some of the most talked about names in comedy, including George Carlin, Bob Newhart, Jim Norton, Bob Saget, Brian Regan and Carlos Mencia;

•

XM’s original live music and interview series “Artist Confidential” kicked off a new season with the band Smashing Pumpkins. Future episodes of “Artist Confidential” will include Gloria Estefan, Marty Stuart, Mandy Moore, Lyle Lovett and Daddy Yankee, among many others;

•

XM debuted the second season of Bob Dylan’s award-winning XM music show, “Theme Time Radio Hour” featuring contributions from Luke Wilson, Amy Sedaris, Jack White, John Cusack, Richard Lewis and Ellen Barkin;

•	XM announced the second season of Oprah Winfrey’s XM radio show “Soul Series” which airs exclusively on the “Oprah & Friends” channel;

•

In response to the California wildfires, XM’s 24-hour Emergency Alert channel is broadcasting news and public safety information in partnership with local radio stations and the Red Cross. As a public service, the channel is broadcast for free to all XM radios; and

•

XM launched the innovative new channel called XMX (XM Channel 2), which showcases XM’s critically-acclaimed original music series “Artist Confidential” plus exclusive shows hosted by legendary artists Bob Dylan, Tom Petty, Ludacris, Wynton Marsalis, Quincy Jones and more.

Pending Merger with Sirius Satellite Radio

XM announced it will hold a special meeting of shareholders on November 13, 2007, to consider and vote upon a proposal to adopt the Agreement and Plan of Merger between XM and Sirius Satellite Radio. The proposed transaction, which has been approved by the Board of Directors of both companies, is also subject to regulatory review and approvals, including the Department of Justice (DOJ) and the Federal Communications Commission (FCC), and the satisfaction of customary closing conditions. The companies remain optimistic that the merger will close in late 2007.

The regulatory review process continues to move forward. On September 4, 2007, XM and Sirius each certified to the DOJ that we were in substantial compliance with its Request for Additional Information. The FCC completed its 45-day public comment and reply period. On July 24, 2007, XM and SIRIUS filed their joint reply comments with the FCC. The filing included detailed programming and pricing plans, including “best of,” “family friendly,” and “a la carte” packages that will give consumers more choice and better pricing options.

More than 4,500 comments have been filed in favor of the merger from individuals as well as from many prestigious organizations and businesses. The volume, diversity and strength of the public comments filed with the FCC demonstrate persuasively that the merger is in the public interest and should be approved.

XM and Sirius announced their agreement to combine in a tax-free, all-stock merger on February 19, 2007. The companies filed their Merger Agreement with the Securities and Exchange Commission on February 21, 2007. Under the terms of the agreement, XM shareholders will receive a fixed exchange ratio of 4.6 shares of Sirius common stock for each share of XM. XM and Sirius shareholders will each own approximately 50 percent of the combined company.

Additional details about the merger are available at www.xmmerger.com.

Webcast and Conference Call Information

Gary Parsons, chairman, and Nate Davis, president and chief executive officer, will host an earnings conference call to discuss XM Satellite Radio’s 2007 third quarter results today, Thursday, October 25, at 10:00 AM Eastern Time. Prior to the call, you can access XM Radio’s third quarter 2007 results on the Company’s website at www.xmradio.com. To listen to the conference call via telephone, please call one of the following numbers approximately 10 minutes prior to the planned start of the call:

Call-in number: (877) 265-5808

Local call-in number: (706) 679-7931

Conference ID#: 20811705

The conference call can also be accessed through a live webcast on the Company’s website at www.xmradio.com (click on “Investor Info” link at the bottom of the page). The webcast of the call will also be archived on the Company’s Web site.

A replay of the conference call will be available after 11:30 a.m. ET on Thursday, October 25, 2007 until January 25, 2008 via the following numbers:

Playback Numbers: (800) 642-1687

Local playback number: (706) 645-9291

Conference ID#: 20811705

About XM

XM is America’s number one satellite radio company with more than 8.5 million subscribers. Broadcasting live daily from studios in Washington, DC, New York City, Chicago, the Country Music Hall of Fame in Nashville, Toronto and Montreal, XM‘s 2007 lineup includes more than 170 digital channels of choice from coast to coast: commercial-free music, premier sports, news, talk radio, comedy, children’s and entertainment programming; and the most advanced traffic and weather information.

XM, the leader in satellite-delivered entertainment and data services for the automobile market through partnerships with General Motors, Honda, Hyundai, Nissan, Porsche, Ferrari, Subaru, Suzuki and Toyota is available in 140 different vehicle models for 2007. XM’s industry-leading products are available at consumer electronics retailers nationwide. For more information about XM hardware, programming and partnerships, please visit http://www.xmradio.com.

Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance with respect to XM Satellite Radio Holdings Inc. (“XM”) are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statements.

Accordingly, any such statements are qualified in their entirety by reference to the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. Among the significant factors that could cause our actual results to differ materially from those expressed are: our pending merger with SIRIUS Satellite Radio Inc. (“SIRIUS”), including related uncertainties and risks and the impact on our business if the merger is not completed; any events which affect the useful life of our satellites; our dependence upon third parties, including manufacturers of XM radios, retailers, automakers and programming providers; and our competitive position versus other audio entertainment providers.

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed business combination involving XM and SIRIUS. In connection with the proposed transaction, SIRIUS filed with the SEC a Registration Statement on Form S-4 (Registration No. 333-144845) containing a Joint Proxy Statement/Prospectus and XM and SIRIUS may file with the SEC other documents regarding the proposed transaction. The Joint Proxy Statement/Prospectus is publicly available through the web site maintained by the SEC at http://www.sec.gov and was first mailed to stockholders of XM and SIRIUS on October 9, 2007. INVESTORS AND SECURITY HOLDERS OF XM AND SIRIUS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS TO IT) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC by XM and SIRIUS through the web site maintained by the SEC at http://www.sec.gov. Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC can also be obtained by directing a request to XM Satellite Radio Holdings Inc., 1500 Eckington Place, NE, Washington, DC 20002, Attention: Investor Relations.

XM, SIRIUS and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding XM’s directors and executive officers is available in XM’s Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007 and its proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on April 17, 2007, and information regarding SIRIUS’ directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007, and its proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 23, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Joint Proxy Statement/Prospectus and other relevant materials filed with the SEC.

XM SATELLITE RADIO HOLDINGS INC.

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months ended September 30,		Nine Months ended September 30,
(in thousands, except share and per share data)	2007	2006	2007	2006
Revenue:
Subscription	$256,770	$214,817	$739,034	$605,084
Activation	4,929	4,213	14,348	11,733
Merchandise	4,310	3,164	15,265	11,644
Net ad sales	10,716	8,786	28,347	24,285
Other	10,731	9,464	31,849	23,549

Total revenue	287,456	240,444	828,843	676,295

Operating expenses:
Cost of revenue (excludes depreciation & amortization, shown below):
Revenue share & royalties	52,416	33,406	149,565	105,605
Customer care & billing operations (1)	31,396	27,171	90,073	76,021
Cost of merchandise	9,585	10,177	40,555	28,424
Ad sales (1)	6,878	3,378	15,744	11,193
Satellite & terrestrial (1)	13,808	11,670	41,163	36,290
Broadcast & operations:
Broadcast (1)	6,139	6,158	19,569	17,180
Operations (1)	9,715	7,827	29,114	25,519

Total broadcast & operations	15,854	13,985	48,683	42,699
Programming & content (1)	46,825	38,873	132,603	118,769

Total cost of revenue	176,762	138,660	518,386	419,001
Research & development (excludes depreciation & amortization, shown below) (1)	8,343	8,849	23,812	28,348
General & administrative (excludes depreciation & amortization, shown below) (1)	46,301	21,997	116,354	58,299
Marketing (excludes depreciation & amortization, shown below):
Retention & support (1)	11,504	7,288	31,878	22,778
Subsidies & distribution	61,658	43,872	169,115	156,040
Advertising & marketing	43,051	30,925	119,104	106,948

Marketing	116,213	82,085	320,097	285,766
Amortization of GM liability	6,504	6,504	19,511	23,256

Total marketing	122,717	88,589	339,608	309,022
Depreciation & amortization	46,402	43,109	139,789	124,837

Total operating expenses (1)	400,525	301,204	1,137,949	939,507

Operating loss	(113,069)	(60,760)	(309,106)	(263,212)
Other income (expense):
Interest income	3,495	5,216	11,277	18,165
Interest expense	(27,757)	(23,794)	(87,789)	(86,346)
Loss from de-leveraging transactions	—	(21)	(2,965)	(100,746)
Loss from impairment of investments	(481)	—	(36,305)	(18,926)
Equity in net loss of affiliate	(4,546)	(4,853)	(12,723)	(17,943)
Minority interest	(3,302)	—	(8,265)	—
Other income (expense)	387	1,187	1,243	5,609

Net loss before income taxes	(145,273)	(83,025)	(444,633)	(463,399)
(Provision for) benefit from deferred income taxes	(105)	(794)	1,070	1,251

Net loss	(145,378)	(83,819)	(443,563)	(462,148)

8.25% Series B and C preferred stock dividend requirement	—	(1,634)	—	(5,597)
8.25% Series B preferred stock retirement loss	—	—	—	(755)

Net loss attributable to common stockholders	$(145,378)	$(85,453)	$(443,563)	$(468,500)

Net loss per common share—basic and diluted	$(0.47)	$(0.32)	$(1.45)	$(1.78)
Weighted average shares used in computing net loss per common share—basic and diluted	306,931,732	268,363,377	306,418,280	262,740,383

Reconciliation of Net loss to Adjusted operating loss:
Net loss as reported	$(145,378)	$(83,819)	$(443,563)	$(462,148)
Add back Net loss items excluded from Adjusted operating loss:
Interest income	(3,495)	(5,216)	(11,277)	(18,165)
Interest expense	27,757	23,794	87,789	86,346
Provision for (benefit from) deferred income taxes	105	794	(1,070)	(1,251)
Loss from de-leveraging transactions	—	21	2,965	100,746
Loss from impairment of investments	481	—	36,305	18,926
Equity in net loss of affiliate	4,546	4,853	12,723	17,943
Minority interest	3,302	—	8,265	—
Other (income) expense	(387)	(1,187)	(1,243)	(5,609)

Operating loss	(113,069)	(60,760)	(309,106)	(263,212)
Depreciation & amortization	46,402	43,109	139,789	124,837
Stock-based compensation (1)	19,987	16,047	48,198	42,022

Adjusted operating loss (2)	$(46,680)	$(1,604)	$(121,119)	$(96,353)

Footnotes:	Three Months ended September 30,		Nine Months ended September 30,
	2007	2006	2007	2006
(1) These captions include non-cash stock-based compensation expense as follows:
(in thousands)
Customer care & billing operations	$726	$369	$1,663	$723
Ad sales	580	579	1,396	1,527
Satellite & terrestrial	609	667	1,619	1,639
Broadcast	781	691	1,987	1,749
Operations	437	570	1,166	1,572
Programming & content	2,458	2,644	6,685	6,662
Research & development	2,204	2,161	5,646	5,398
General & administrative	9,412	6,337	21,289	17,414
Retention & support	2,780	2,029	6,747	5,338

Total stock-based compensation	$19,987	$16,047	$48,198	$42,022

(2)	Adjusted operating loss (formerly Adjusted EBITDA) is net loss before interest income, interest expense, income taxes, depreciation and amortization, loss from de-leveraging transactions, loss from impairment of investments, equity in net loss of affiliate, minority interest, other income (expense) and stock-based compensation. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe Adjusted operating loss is a useful measure of our operating performance and improves comparability between periods. Adjusted operating loss is a significant basis used by management to measure our success in acquiring, retaining and servicing subscribers because we believe this measure provides insight into our ability to grow revenues in a cost-effective manner. We believe Adjusted operating loss is a calculation used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating perormances and value of our company and similar companies in our industry.

Because we have funded the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. We believe Adjusted operating loss provides helpful information about the operating performance of our business apart from the expenses associated with our physical plant or capital structure. We believe it is appropriate to exclude depreciation, amortization and interest expense due to the variability of the timing of capital expenditures, estimated useful lives and fluctuation in interest rates. We exclude income taxes due to our tax losses and timing differences, so that certain periods will reflect a tax benefit, while others an expense, neither of which is reflective of our operating results. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation expense enhances the ability of management and investors to compare our core operating results with those of similar companies in our industry.

Equity in net loss of affiliate represents our share of losses in a non-US affiliate in a similar business and over which we exercise significant influence, but do not control. Management believes it is appropriate to exclude this loss when evaluating the performance of our own operations. Additionally, we exclude loss from de-leveraging transactions, loss from impairment of investments, minority interest and other income (expense) because these items represent activity outside of our core business operations and can distort period to period comparisons of operating performance.

There are limitations associated with the use of Adjusted operating loss in evaluating our company compared with net loss, which reflects overall financial performance. Adjusted operating loss does not reflect the impact on our financial results of (1) interest income, (2) interest expense, (3) income taxes, (4) depreciation and amortization, (5) loss from de-leveraging transactions, (6) loss from impairment of investments, (7) equity in net loss of affiliate, (8) minority interest, (9) other income (expense) and (10) stock-based compensation, which are included in the computation of net loss. Users that wish to compare and evaluate our company based on our net loss should refer to our unaudited Condensed Consolidated Statements of Operations. Adjusted operating loss does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under United States generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance. In addition, our measure of Adjusted operating loss may not be comparable to similarly titled measures of other companies.

XM SATELLITE RADIO HOLDINGS INC.

SELECTED FINANCIAL AND OPERATING METRICS

	As of
(in thousands)	September 30, 2007	December 31, 2006
	(unaudited)
SELECTED BALANCE SHEET DATA
Cash and cash equivalents (1)	$231,187	$218,216
Restricted investments	196	2,098
System under construction	145,849	126,049
Property and equipment, net	739,321	849,662
DARS license	141,412	141,387
Investments	42,682	80,592
Total assets (2)	1,708,957	1,840,618
Total subscriber deferred revenue	474,929	427,193
Total deferred income	135,920	140,695
Long-term debt, net of current portion	1,474,200	1,286,179
Total liabilities (2)	2,432,592	2,238,498
Stockholders' deficit (2) (3)	(789,599)	(397,880)

	Three Months ended September 30,
	2007	2006
SELECTED OPERATING METRICS
Subscriber Data (in thousands, except percentages):
OEM and Rental Car Company Gross Subscriber Additions	700	553
Aftermarket and Data Gross Subscriber Additions	251	316

Total Gross Subscriber Additions (4)	952	868

OEM and Rental Car Company Net Subscriber Additions	332	217
Aftermarket and Data Net Subscriber Additions	(17)	69

Total Net Subscriber Additions (5)	315	286

Conversion Rate (6)	52.5%	52.2%
Churn Rate (7)	1.69%	1.82%

Aftermarket Subscribers	4,454	4,111
OEM Subscribers	3,291	2,410
Subscribers in OEM Promotional Periods	726	614
XM Activated Vehicles with Rental Car Companies	51	21
Data Services Subscribers	44	31

Total Ending Subscribers (8)	8,567	7,186

Percentage of Ending Subscribers on Annual and Multi-Year Plans (9)	44.1%	43.0%
Percentage of Ending Subscribers on Family Plans (9)	23.4%	21.2%

Revenue Data (monthly average):
Subscription Revenue per Aftermarket, OEM & Other Subscriber	$10.41	$10.45
Subscription Revenue per Subscriber in OEM Promotional Periods	$6.12	$6.15
Subscription Revenue per XM Activated Vehicle with Rental Car Companies	$7.16	$4.67
Subscription Revenue per Subscriber of Data Services	$35.08	$31.89

Average Monthly Subscription Revenue per Subscriber ("ARPU") (10)	$10.17	$10.15
Net Ad Sales Revenue per Subscriber (11)	$0.42	$0.41
Activation, Equipment and Other Revenue per Subscriber	$0.80	$0.80

Total Revenue per Subscriber	$11.39	$11.36

Expense Data:
Subscriber Acquisition Costs ("SAC") (12)	$70	$59
Cost Per Gross Addition ("CPGA") (13)	$116	$94

(Certain totals may not add due to the effects of rounding)

Footnotes:

(1)	In addition to the Cash and cash equivalents available to the Company, the Company has a $250 million credit facility with a group of banks and a $150 million credit facility with GM.
(2)	Total assets does not equal Total liabilities plus Stockholders' deficit because of minority interest, which is not included in this table.
(3)	We have not declared or paid any dividends on our Class A common stock since our date of inception.
(4)	Gross Subscriber Additions are paying subscribers newly activated in the reporting period. OEM subscribers include both newly activated promotional and non-promotional subscribers.
(5)	Net Subscriber Additions represent the total net incremental paying subscribers added during the period (Gross Subscriber Additions less Disconnects).
(6)	We measure the success of the OEM promotional programs included in our OEM promotional subscriber count based on the percentage of new promotional subscribers that elect to receive the XM service and convert to self-paying subscribers after the initial promotion period. We refer to this as the “conversion rate.”
(7)	Churn Rate represents the percentage of self-paying Aftermarket, OEM & Other Subscribers who discontinued service during the period divided by the monthly weighted average ending subscribers. Churn Rate does not include OEM promotional period deactivations or deactivations resulting from the change-out of XM-enabled rental car activity.
(8)	Subscribers are those who are receiving and have agreed to pay for our service, including those who are currently in promotional periods paid in part by vehicle manufacturers, as well as XM activated radios in vehicles for which we have a contractual right to receive payment for the use of our service. We count radios individually as subscribers. Aftermarket subscribers consist primarily of subscribers who purchased their radio at retail outlets, distributors, or through XM’s direct sales efforts. OEM subscribers are self-paying subscribers whose XM radio was installed by an OEM and are not currently in OEM promotional programs. OEM promotional subscribers are subscribers who receive a fixed period of XM service where XM receives revenue from the OEM for the trial period following the initial purchase or lease of the vehicle. In situations where XM receives no revenue from the OEM during the trial period, the subscriber is not included in XM’s subscriber count. At the time of sale, some vehicle owners receive a three month prepaid trial subscription. Promotional periods generally include the period of trial service plus 30 days to handle the receipt and processing of payments. The automated activation program provides activated XM radios on dealer lots for test drives but XM does not include these vehicles in its subscriber count. XM’s OEM partners generally indicate the inclusion of three months of XM service on the window sticker of XM-enabled vehicles. XM, historically and including the 2006 model year, receives a negotiated rate for providing audio service to rental car companies. Beginning with the 2007 model year, XM has entered into marketing arrangements which govern the rate which XM receives for providing audio service on certain rental fleet vehicles. Data services subscribers are those subscribers that are receiving services that include stand-alone XM WX Satellite Weather service, stand-alone XM Radio Online service and stand-alone NavTraffic service. Stand-alone XM WX Satellite Weather service packages range in price from $29.99 to $99.99 per month. Stand-alone XM Radio Online service is $7.99 per month. Stand-alone NavTraffic service is $9.95 per month.
(9)	XM generally charges a range of $9.99—$11.87 per month for its audio service for annual and multi-year plans and $6.99 per month for a family plan.
(10)	Subscription Revenue includes monthly subscription revenues for our satellite audio service and data services, net of any promotions or discounts.
(11)	Net Ad Sales Revenue includes sales of advertisements and program sponsorships on the XM system, including barter recorded at fair value, net of agency commissions.
(12)	SAC — As noted in our Form 10-K for the year ended December 31, 2006, we have revised our calculation of SAC to allow for the direct calculation of this metric using certain line items from our Results of Operations and Key Metrics tables. Subscriber acquisition costs include Subsidies & distribution and the negative gross profit on merchandise revenue. Subscriber acquisition costs are divided by gross additions to calculate what we refer to as “SAC.” The previously reported amount under the prior definition for the three months ended September 30, 2006 was $60.
(13)	CPGA — As noted in our Form 10-K for the year ended December 31, 2006, we have revised our calculation of CPGA to allow for the direct calculation of this metric using certain line items from our Results of Operations and Key Metrics tables. CPGA costs include the amounts in SAC, as well as Advertising & marketing. These costs are divided by the gross additions for the period to calculate CPGA. CPGA costs do not include marketing staff (included in Retention & support) or the amortization of the GM guaranteed payments (included in Amortization of GM liability). The previously reported amount under the prior definition for the three months ended September 30, 2006 was $93.